                                                                     EXHIBIT 14





                            SHARE EXCHANGE AGREEMENT

         AGREEMENT, dated as of December 12, 1995 (the "Agreement"), by and
                                                        ---------
between L.A. Gear, Inc., a California corporation (the "Company") and Trefoil
                                                        --------
Capital Investors, L.P., a Delaware limited partnership ("Trefoil"), the holder
                                                          -------
of all of the shares of Series A cumulative convertible preferred stock ("Series A Preferred Stock") of the Company.
  ------------------------

         WHEREAS, the Company and Trefoil desire to exchange the Series A Preferred Stock for newly issued Series B cumulative convertible preferred stock ("Series B Preferred Stock"), having the terms set forth in the
        ------------------------
Certificate of Determination (the "Certificate of Determination") attached
hereto as Exhibit A.               ----------------------------

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                            ARTICLE I - THE EXCHANGE

               SECTION 1.01.  The Exchange.

                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.02 hereof),

         (a) Trefoil shall assign, transfer, and convey to the Company one million (1,000,000) shares of Series A Preferred Stock and all accrued and unpaid dividends thereon. Trefoil shall deliver at the Closing certificates representing such shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank in exchange for and against delivery by the Company of certificates representing the number of shares of Series B Preferred Stock to which Trefoil is entitled pursuant to Section 1.01(b) hereof.

         (b) The Company shall issue and deliver to Trefoil (i) one million (1,000,000) shares of Series B Preferred Stock, plus (ii) an additional number of shares of Series B Preferred Stock (rounded up to the next whole number) equal to a certain amount of accrued and unpaid dividends in respect of the Series A Preferred Stock through the Closing (the "Arrearage Amount") divided
                                                   ----------------
by 100, in exchange for and against delivery by Trefoil of certificates evidencing one million (1,000,000) shares of Series A Preferred Stock, and in satisfaction of all accrued and unpaid dividends thereon. For purposes of determining the Arrearage Amount, the amount of accrued and unpaid dividends shall be equal to the sum of (i) dividends accrued and unpaid through November 30, 1995, plus (ii) additional dividends, accruing at a rate of 7.5% per annum during the period beginning December 1, 1995 and ending on the Closing Date (the "Interim Period"), on any dividends on the Series A Preferred Stock which
      --------------
were accrued and unpaid as of November 30, 1995, plus (iii) current dividends accruing and becoming payable on the Series A Preferred Stock during the Interim Period, which shall accrue at the rate of 7.5% per annum during the Interim Period. The Company shall deliver to Trefoil one or more certificates representing the aggregate number of shares of Series B Preferred Stock Trefoil is entitled to in accordance with this Section 1.01(b) (the transactions contemplated by this Section 1.01 being referred to herein as the "Exchange") and the Registration Rights Amendment (as defined in Section 5.02(d)).

                 SECTION 1.02 Consummation of the Exchange.

                 The Exchange will be consummated (the "Closing") at the
                                                        -------
offices of Fried, Frank, Harris, Shriver & Jacobson, 725 South Figueroa Street, Los Angeles, California at 10:00 a.m. on the third business day after satisfaction or waiver of all conditions in Article V (or such other time and place as the parties may mutually agree) (the "Closing Date"), unless this
                                               ------------
Agreement has been earlier terminated in accordance with its terms.

             ARTICLE II - REPRESENTATIONS AND WARRANTIES OF TREFOIL

                 Trefoil hereby represents and warrants to the Company as follows:

                 SECTION 2.01.  Authority; Approval.

                 Trefoil has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Trefoil and the consummation by Trefoil of the transactions contemplated hereby has been duly authorized by all necessary corporate or partnership action and no other proceedings on the part of Trefoil are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Trefoil and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of Trefoil, enforceable against Trefoil in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

                 SECTION 2.02.  No Conflict.

                 (a) The execution and delivery of this Agreement by Trefoil and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by Trefoil will not: (i) conflict with or violate the Certificate of Limited Partnership or Agreement of Limited Partnership, in each case as amended or restated, of Trefoil, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (as defined in Section 7.03) on any of the properties or assets of Trefoil pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Trefoil is a party or by which Trefoil is bound or affected.

                 (b) The execution and delivery of this Agreement by Trefoil and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by Trefoil will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, either domestic or foreign ("Governmental Entities").
  ---------------------
                 SECTION 2.03.  Absence of Litigation.

                 There is no claim, action, suit, litigation, proceeding, legal administrative or arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief, collectively, "Litigation"), pending or threatened against, affecting or involving Trefoil
 ----------
which seek to challenge the record or beneficial ownership of the Series A Preferred Stock by Trefoil, or, as of the date hereof, which seek to prevent or challenge the transactions contemplated hereby.

                 SECTION 2.04.  Title.

                 Trefoil is the record and beneficial owner of 1,000,000 shares of Series A Preferred Stock. Trefoil has good and marketable title to the Series A Preferred Stock proposed to be exchanged by Trefoil hereunder and full right, power and authority to assign, transfer and deliver such Series A Preferred Stock hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever (other than those imposed by the Securities Act of 1933, as amended (the "Securities Act") and the state securities or "blue sky" laws of certain
      --------------
jurisdictions); and upon delivery of Series B Preferred Stock in exchange for such Series A Preferred Stock hereunder, the Company will acquire title to such Series A Preferred Stock, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever. Except as provided in this Agreement, Trefoil has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Series A Preferred Stock, nor has Trefoil granted or assigned any rights to receive any accrued and unpaid dividends on the Series A Preferred Stock.

                 SECTION 2.05.  Investment Purposes.

                 Trefoil is acquiring the Series B Preferred Stock for its own account and not with a view to or for sale in connection with any distribution of the Series B Preferred Stock.

                       ARTICLE III - REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Trefoil as follows:

                 SECTION 3.01.  Organization and Qualification.

                 The Company is a corporation duly organized, validly existing and in good standing under the laws of California ("California Law"), has all
                                                    --------------
requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

                 SECTION 3.02.  Articles of Incorporation and Bylaws.

                 The Company has heretofore furnished to Trefoil complete and correct copies of the Articles of Incorporation and the Bylaws, in each case as amended or restated, of the Company, which are in full force and effect.

                 SECTION 3.03.  Capitalization; Title to Shares and Notes.

                 (a)  The authorized capital stock of the Company consists of:
(1) 80,000,000 shares of common stock, no par value (the "Common Stock"), of
                                                          ------------
which, as of the date hereof 22,936,433 shares of Common Stock were issued and outstanding, and (2) 10,000,000 shares of Preferred Stock, 1,000,000 of which shares are designated as the Series A Preferred Stock, par value $100 per share. 1,000,000 shares of the Series A Preferred Stock are issued and outstanding. None of the issued and outstanding shares of capital stock are subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is bound. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable.

                 (b) Upon consummation of the Exchange, all shares of the Series B Preferred Stock (the "Series B Shares") will be duly authorized,
                               ---------------
validly issued, fully paid and nonassessable, will be convertible into Common Stock of the Company in accordance with the terms of the Certificate of Determination and will be entitled to all of the powers, preferences and rights set forth therein. The shares of Common Stock initially issuable upon conversion of the Series B Shares (the "Conversion Shares") have been duly
                                        -----------------
authorized and on the Closing Date will be reserved for issuance upon such conversion, and when issued upon conversion will be validly issued, fully paid and nonassessable.

                 SECTION 3.04.  Authority; Approval.

                 The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Registration Rights Amendment by the Company, the approval of the Certificate of Determination by the Board of

Directors of the Company, and the consummation by the Company of the transactions contemplated in this Agreement have been duly authorized by all necessary action by the Board of Directors and no other corporate proceedings on the part of the Company other than approval by the Company's shareholders as contemplated herein are necessary to authorize this Agreement, the Registration Rights Amendment, or the Certificate of Determination, or to consummate the transactions contemplated by this Agreement. This Agreement has been, and the Registration Rights Amendment upon execution and delivery pursuant hereto will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Trefoil, constitutes, and the Registration Rights Amendment upon execution and delivery pursuant hereto will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

                 SECTION 3.05.  No Conflict.

                 (a) The execution and delivery of this Agreement by the Company and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by the Company will not: (i) conflict with or violate the Articles of Incorporation or Bylaws, in each case as amended or restated, of the Company, (ii) except for terms of the Credit Agreement as to which consents or waivers will be obtained prior to the Closing Date, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (as defined in Section 7.03) on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company is a party or by which the Company is bound or affected.

                 (b) The execution and delivery of this Agreement by the Company and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by the Company will not (other than the required filing of the Certificate of Determination and filings required under the federal and the state securities or "blue sky" laws of certain jurisdictions, all of which filings will have been made on or prior to the Closing Date) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

                 SECTION 3.06.  Absence of Litigation.

                 As of the date hereof, there is no Litigation pending or threatened against, affecting or involving the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries which seek to prevent or challenge the transactions contemplated hereby.

                 SECTION 3.07.  Opinion of Financial Advisor.

                 The Company and the Special Committee have received the written opinion (the "Fairness Opinion") of Sutro & Co. Incorporated, dated as
                      ----------------
of the date of this Agreement to the effect that the Exchange is fair, from a financial point of view, to the shareholders of the Company (other than Trefoil).

                       ARTICLE IV - ADDITIONAL AGREEMENTS

                 SECTION 4.01.  Meeting of Shareholders.

                 The Company, acting through its Board of Directors, shall take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene a meeting of the Company's shareholders to act on this Agreement and the Exchange (the "Shareholders' Meeting") not later
                                             ---------------------
than April 10, 1996. The Company, acting through its Board of Directors, shall use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the approval of the Exchange and issuance of the Series B Preferred Stock by the Requisite Vote, as defined in Section 7.03 below, of the shareholders of the Company.

                 SECTION 4.02.  Best Efforts; Consents; Filings.

                 Subject to the terms and conditions of this Agreement, the Company and Trefoil shall each use their reasonable best efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment or decree (collectively, "Laws") or otherwise to consummate and make effective the transactions
 ----
contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Trefoil or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Exchange; (iii) make any necessary filings and thereafter make any other required submissions, notifications and filings with respect to this Agreement and the Exchange required under (A) the Securities Act and the Securities Exchange Act of 1934 ("Exchange Act") and the
                                                         ------------
rules and regulations thereunder, and any other applicable Law, including, without limitation, any other federal or state securities laws and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, provided, however, that Trefoil and the Company shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; and (iv) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement. The Company and Trefoil shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Company shall file the Certificate of Determination with the Secretary of State of California.

                 SECTION 4.03.  NYSE Listing.

                 The Company shall use its reasonable best efforts to cause the Conversion Shares to be approved for listing on the New York Stock Exchange, Inc. ("NYSE") as of the Closing Date.
       ----
                 SECTION 4.04.  Voting Agreement.

                 Trefoil hereby agrees, during the time this Agreement is in effect, at any meeting of the shareholders of the Company (including, without limitation, the Shareholders' Meeting) and in any action by written consent of the shareholders of the Company or the Series A Preferred Stockholders as a class, if and as requested to do so by the Company, to: (a) appear at any annual or special meeting of shareholders of the Company (including, without limitation, the Shareholders' Meeting) for the purpose of obtaining a quorum;
(b) vote in person or by proxy, all of the shares of Common Stock now owned or with respect to which Trefoil has or shares voting power and all shares of Series A Preferred Stock (collectively, the "Shares") in favor of this
                                             ------
Agreement and the Exchange; (c) vote the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, or which could reasonably be expected to result in any of the conditions to the Company's obligations under this Agreement not being fulfilled; and/or (d) waive its rights to vote in any manner (whether separately as a class or together with the Common Stock) with respect to this Agreement and the Exchange.

                 SECTION 4.05.  Sale of Series A Preferred Stock.

                 Trefoil hereby agrees that, other than the transfer contemplated by this Agreement, Trefoil shall not, until termination of this Agreement, directly or indirectly sell, transfer, assign or otherwise dispose of, or pledge, grant any option or security interest with respect to, or otherwise encumber shares of Series A Preferred Stock; provided, however, that Trefoil may sell or enter into an agreement to sell its shares of Series A Preferred Stock at any time prior to the twentieth day prior to the date scheduled for the Shareholders' Meeting and in connection therewith assign rights hereunder with respect thereto (a "Transfer") if: (i) the person so acquiring shares of Series A Preferred Stock (the "Transferee") agrees in writing to be bound by the terms of this Agreement, (ii) the Transfer will not impede or delay in any material respect consummation of the transactions contemplated under this Agreement (it being understood and agreed that compliance by the Company with any requirement that any proxy or other solicitating material for use in connection with the Shareholders' Meeting be supplemented, modified, recirculated, and/or redistributed, or filed, cleared or declared effective with or by any governmental entity or the NYSE, on account of a Transfer shall not be deemed to impede or delay in any material respect consummation of the transactions contemplated under this

Agreement within the meaning of this clause (ii) provided that Trefoil and the Transferee cooperate with the Company in connection therewith), and (iii) Trefoil agrees in writing to remain liable hereunder for any breach of its obligations or the obligations of the Transferee under this Agreement. Notwithstanding anything to the contrary herein, if Trefoil Transfers any Series A Preferred Stock, Trefoil shall reimburse the Company for all additional out of pocket expenses incurred by the Company in complying with its obligations under this Agreement directly or indirectly as a result of a Transfer up to an aggregate amount of $50,000.

                 SECTION 4.06.  Election of Directors.

                 Trefoil hereby agrees that, until termination of this Agreement, it shall not exercise the right, as set forth in Article III,
Section 3.d.(i) of the Articles of Incorporation and triggered by the non-payment of dividends payable in an amount equal to three full quarterly dividends, to elect four directors in addition to the three directors to which the Series A Preferred Stockholders are currently entitled.


                 SECTION 4.07     Certain Anti-Dilution Adjustments.

                 If, at any time during the period between the date hereof and the Closing Date (the "Adjustment Period"), the Company shall issue any shares of Common Stock (or rights, warrants or other securities convertible into Common Stock) or make any distributions to holders of Common Stock under circumstances which would have required an adjustment to the Conversion Price and the Conversion Ratio (as such terms are defined in the Certificate of Determination) pursuant to Section 8.g.(2) of the Certificate of Determination if the Series B Preferred Stock had been issued at the beginning of the Adjustment Period, then the Conversion Price and the Conversion Ratio in the Certificate of Determination as filed with the Secretary of State of the State of California shall be adjusted, prior to the Closing Date, in respect of such issuance as if the Series B Preferred Stock had been outstanding at the beginning of the Adjustment Period.


                         ARTICLE V - CLOSING CONDITIONS

                 SECTION 5.01. Conditions to Obligations of Each Party Under This Agreement.

                 The respective obligations of each party to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which restricts, prevents or prohibits consummation of the Exchange.

                 (b) Government Consents. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by the Company and Trefoil prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, and all requirements of any Law.

                 (c) Shareholder Vote. This Agreement and the Exchange shall have been approved and adopted by the Requisite Vote of the shareholders of the Company.

                 (d)      Fairness Opinion.  The Fairness Opinion described in
Section 3.07 shall not have been modified, rescinded or otherwise withdrawn.

                 SECTION 5.02.  Additional Conditions to Obligations of Trefoil.

                 The obligations of Trefoil to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Trefoil shall have received a certificate of an executive officer of the Company, as of the Closing Date, to such effect.

                 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Trefoil shall have received a certificate of an executive officer of the Company, as of the Closing Date, to that effect.

                 (c) Legal Opinion. Trefoil shall have received the written legal opinion, dated the Closing Date, of Fried, Frank, Harris, Shriver & Jacobson substantially in the form of Exhibit B.

                 (d) Registration Rights Amendment. The amendment to the Registration Rights Agreement, dated as of May 27, 1991, between the Company and Trefoil (the "Registration Rights Amendment") shall have been executed and
                  -----------------------------
delivered by the Company at or prior to the Closing Date, substantially in the form attached hereto as Exhibit C.

                 (e) NYSE Listing. The shares of the Common Stock issuable upon conversion of the Series B Preferred Stock shall have been approved for listing on the NYSE as of the Closing Date.

                 SECTION 5.03. Additional Conditions to Obligations of the Company.

                 The obligations of the Company to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) Representations and Warranties. Each of the representations and warranties of Trefoil contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of an executive officer of the general partner of Trefoil, as of the Closing Date, to such effect.

                 (b) Agreements and Covenants. Trefoil shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of the general partner of Trefoil, as of the Closing Date, to that effect.

                 (c) Consent. The Company shall have obtained the consent of the Bank (as defined in Section 7.03 below) pursuant to the Credit Agreement to the transactions contemplated herein, including but not limited to the Exchange, and the waiver of any provisions of the Credit Agreement which may be deemed to prohibit such transactions.

                 ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

                 SECTION 6.01.  Termination.

                 This Agreement may be terminated at any time prior to the Closing Date:

                 (a)      by mutual consent of the Company and Trefoil;

                 (b) by Trefoil, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect;

                 (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Trefoil set forth in this Agreement, or if any representation or warranty of the Trefoil shall have become untrue in any material respect;

                 (d) by either Trefoil or the Company, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the Exchange;

                 (e) by either Trefoil or the Company, if the Exchange shall not have been consummated on or before April 15, 1996; provided, however, Trefoil shall have no right to terminate this Agreement pursuant to this clause
(e) prior to May 15, 1996 if the Exchange shall not have been consummated prior to April 15, 1996 as a direct or indirect result of a Transfer; and

                 (f) by Trefoil at any time prior to the Mailing Date if Trefoil shall have theretofore received a bona fide offer to acquire from Trefoil, or Trefoil shall have entered into an agreement or agreements to sell, or sold, not less than a majority of the outstanding shares of Series A Preferred Stock.

                 SECTION 6.02.  Amendment.

                 This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION 6.03.  Early Termination.

                 If Trefoil terminates this Agreement pursuant to clause (f) of
Section 6.01, Trefoil and the Transferee shall (i) irrevocably consent and agree to extend each mandatory redemption date contained in Section 5(b) of
Article 3 of the Company's Restated Articles of Incorporation for a period of an additional 16 months from the date so specified, (ii) if and as requested by the Company take all the actions specified in Section 4.04 hereof with respect to all shares of Common Stock and the Series A Preferred Stock held by Trefoil or such Transferee in connection with the adoption or approval of an amendment of such Section 5(b) effecting the extension described in clause (i) of this
Section 6.03 and (iii) if and as requested by the Company take all other actions reasonably necessary to effect such extension. This Section 6.03 shall survive termination of the Agreement pursuant to Section 6.01(f).

                        ARTICLE VII - GENERAL PROVISIONS

                 SECTION 7.01.  Company Approval.

                 Any waiver, consent or amendment of this Agreement by the Company shall not be effective unless approved by the Special Committee, as defined in Section 7.03 below, of the Company's Board of Directors, and by the holders of a majority of the Series A Preferred Stock.

                 SECTION 7.02.  Notices.

                 All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

                 (a)      If to the Company:

                          L.A. Gear, Inc.
                          2850 Ocean Park Boulevard
                          Santa Monica, California 90405
                          Attention:  Thomas F. Larkins, Esq.
                          Telecopier No.:  (310) 581-7737

                          Stephen A. Koffler, Chairman of the Special Committee c/o Smith Barney Inc.
                          10877 Wilshire Boulevard, Suite 1500
                          Los Angeles, California 90024
                          Telecopier No.:  (310) 443-8266

                          with a copy to each of:

                          Fried, Frank, Harris, Shriver & Jacobson
                          725 South Figueroa Street, Suite 3890
                          Los Angeles, California 90017-5438
                          Attention:  David Robbins, Esq.
                          Telecopier No.:  (213) 689-1646

                          Gibson, Dunn & Crutcher
                          333 South Grand Avenue, 49th Floor
                          Los Angeles, California 90071
                          Attention:  Jonathan K. Layne, Esq.
                          Telecopier No.:  (213) 229-7012

                 (b)      If to Trefoil Capital Investors, L.P.:

                          Trefoil Capital Investors, L.P.:
                          4444 Lakeside Drive, 2nd Floor
                          Burbank, California 91505-4054
                          Attention:  Robert G. Moskowitz
                          Telecopier No.:  (818) 842-3142

                          with a copy to:

                          Sanders, Barnet, Goldman, Simons & Mosk
                          1901 Avenue of the Stars, Suite 850
                          Los Angeles, California 90067
                          Attention:  Irwin G. Barnet, Esq.
                          Telecopier No.:  (310) 553-2435

                 SECTION 7.03.  Certain Definitions.

                 For purposes of this Agreement, the term:

                 "Affiliate" means, with respect to any Person, a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; the term "control," as used in this definition, means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person.

                 "business day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

                 "Bank" means BankAmerica Business Credit, Inc.

                 "Credit Agreement" means the Loan and Security Agreement between L.A. Gear California, Inc. and the Bank, dated as of November 22, 1993, as amended to date.

                 "Encumbrance" means, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer or any other imperfection of title or right by any person to assert a claim with respect to such property.

                 "Interested Director" shall mean a director of the Company within the meaning given to the term "Interested Director" used in or construed under Section 310 of the California Corporations Code.

                 "Mailing Date" means the date on which the Company first mails or distributes to its shareholders a proxy statement with respect to the Shareholders' Meeting.

                 "Person" means an individual, partnership, joint venture, corporation, trust, unincorporated association or other entity or association.

                 "Requisite Vote" means the affirmative vote of a majority of the shares of Common Stock present and voting (excluding any rights of Series A Preferred Stock to vote together with the Common Stock, and excluding any shares of Common Stock owned by Trefoil or any Interested Director) at a meeting duly held for approval of the Exchange, at which a quorum is present (excluding any rights of Series A Preferred Stock to vote together with the Common Stock, and excluding any shares of Common Stock owned by Trefoil or any Interested Director).

                 "Special Committee" means the committee established by the Company's Board of Directors in connection with the transactions contemplated herein, whose members, as of the date hereof, are Messrs. Dalshaug, Davis, Koffler and Ms. Meyers.

                 SECTION 7.04.  Legend.

                 On the date hereof, certificates representing all shares of the Series A Preferred Stock have been delivered to the Company and shall promptly hereafter be returned to Trefoil bearing the following legend:

             THE SHARES OR INTERESTS REPRESENTED BY THIS CERTIFICATE AND THE TRANSFER OF SUCH SHARES OR INTERESTS ARE RESTRICTED BY THE TERMS AND CONDITIONS OF A SHARE EXCHANGE AGREEMENT DATED AS OF DECEMBER 12, 1995 AMONG TREFOIL CAPITAL INVESTORS, L.P. AND L.A. GEAR, INC., A COPY OF WHICH IS AVAILABLE UPON REQUEST AT THE OFFICES OF THE COMPANY.

                 SECTION 7.05.  Headings.

                 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 7.06.  Severability.

                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                 SECTION 7.07.  Entire Agreement.

                 This Agreement, together with the Exhibits hereto, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                 SECTION 7.08.  Assignment.

                 Except as expressly permitted hereunder, this Agreement shall not be assigned by any party hereto.

                 SECTION 7.09.  Parties in Interest.

                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and permitted assignees and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 SECTION 7.10. Failure or Indulgence Not Waiver; Remedies Cumulative.

                 No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 SECTION 7.11.  Governing Law.

                 This Agreement shall be governed by, and construed in accordance with, California Law without regard to rules respecting conflicts of law.

                 SECTION 7.12.  Counterparts.

                 This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 SECTION 7.13.  Construction.

                 All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "hereof", "hereunder", "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

                 SECTION 7.14.  Expenses.

                 Except as otherwise provided in Section 4.05 hereof, each party hereto shall bear its own expenses in connection with the Exchange contemplated by this Agreement; provided, however, that unless this Agreement is terminated pursuant to Section 6.01(f) hereof, the Company shall pay the reasonable out of pocket expenses incurred by Trefoil in connection with the Exchange contemplated by this Agreement, up to an aggregate amount of $17,500.

                 SECTION 7.15.  Specific Enforcement.

                 The Company and Trefoil acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any court of the State of California located in Los Angeles, California, having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity.

                 IN WITNESS WHEREOF, the Company and Trefoil have caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

                                         L.A. GEAR, INC.


                                         By:  /s/ WILLIAM L. BENFORD
                                              ---------------------------------
                                              Name:  William L. Benford
                                              Title: President

                                         TREFOIL CAPITAL INVESTORS, L.P.
                                         By: TREFOIL INVESTORS, INC., its
                                             general partner


                                         By:  /s/ ROBERT G. MOSKOWITZ
                                              ---------------------------------
                                              Name:  Robert G. Moskowitz
                                              Title: Managing Director